SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2007

SARATOGA RESOURCES, INC.
(Exact name of registrant as specified in Charter)

Texas	0-27563	76-0314489
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

2304 Hancock Drive, Suite 5 Austin, Texas 78756
(Address of Principal Executive Offices)(Zip Code)

512-478-5717
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.

Unregistered Sales of Equity Securities.

See Item 5.02 below relative to the issuance of shares to Marvin Chronister.

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2007, the Company’s Board of Directors approved an increase in the size of the board to five persons and appointed Marvin Chronister as a director of the Company.

Mr. Chronister has over 30 years of corporate finance and operations experience in the energy, oilfield services and manufacturing industries.  Mr. Chronister’s broad experience includes service, from 2004 to 2006, as Practice Director of Jefferson Wells, a management consulting firm, where he was responsible for providing management consulting services in the areas of finance and accounting, service, from 2003 to 2004, as an independent consultant to the energy industry focused on corporate finance, M&A consulting, SEC reporting and Sarbanes-Oxley implementation, service, from 1990 to 2003, as Managing Director of Corporate Finance of Deloitte & Touche, providing corporate finance and related consulting services to a broad range of industries with global responsibility for the energy industry, and service as investment banker in the energy group of both Kidder Peabody and Company, from 1988 to 1990, and Merrill Lynch, from 1987 to 1988.

In connection with his appointment as a Director, the Board of Directors of the Company approved a recommendation of the Stock Plan Administration Committee to grant to Mr. Chronister 25,000 shares of common stock under the Company’s 2006 Employee and Consultant Stock Plan (the “Plan”) as compensation for service as a non-employee director.  The Board of Directors also approved a recommendation of the Stock Plan Administration Committee to grant to Mr. Chronister 5,000 shares of common stock under the Plan as compensation for his service as Chairman of the Audit Committee of the Board of Directors and to make quarterly grants in the future of 5,000 shares for so long as Mr. Chronister continues to serve as Chairman of the Audit Committee.

The shares issued to Mr. Chronister were issued without general advertising or solicitation pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SARATOGA RESOURCES, INC.

Dated:  October 31, 2007

By:

/s/ Thomas F. Cooke

Thomas F. Cooke

Chief Executive Officer

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